EXHIBIT 4.8

                                    AGREEMENT
                                    ---------

                                   PURCHASE OF

                 NOM. DKK 50.000 SHARES IN AGH NORDAN INVEST A/S

Between                           EuroTrust A/S
                              Poppelgaardvej 11-13
                                   2860 Soborg
                               CVR-nr. 10 29 81 48

                                    as buyer
                                  (The "Buyer")

and

                             Sorprosjekt Holding AS
                               Strandpromenaden 23
                               N-4610 Kristiansand

                                      Norge
                                CVR-nr. 981034090

                                    as seller

                                 (the "Seller")
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                                                                               2


1.      DEFINITIONS

        As used in this Agreement the following terms shall have the following meanings (such meanings to be equally applicable to the singular and plural forms of such terms):

        "Agreement"                     Shall mean this share purchase agreement
                                        and all exhibits attached hereto, each of which constitutes an integral part of this Agreement.

        "Assets"                        Shall  have  the   meaning  set  out  in
                                        Section 4.1.6 below.

        "Buyer" Shall have the meaning set out in the introductory paragraph hereof.

        "Company"                       Shall  mean  AGH  Nordan   Invest   A/S,
                                        registration number 28 71 19 48.

        "Closing Date"                  Shall  mean the later of (i) may 1, 2006
                                        or (ii) the day on which the last of the conditions set forth in Section 8 shall have been satisfied.

        "Confidential Information"      Shall  mean this  Agreement  and any and
                                        all  information  of any kind or  nature
                                        whatsoever,  whether  written  or  oral,
                                        including, without limitation, financial
                                        information, trade secrets, client lists
                                        and    other    proprietary     business
                                        information,  regarding the Company, the
                                        Subsidiaries   or   the   Buyer,   which
                                        information is not known to the general public or to persons unaffiliated with the Company, the Subsidiaries or the Buyer, as the case may be.

        "Intellectual Property Rights"  Shall   mean   trademarks,    registered
                                        designs,   trade  and  business   names,
                                        rights under licenses,  and applications
                                        for any of these as used by the  Company
                                        and the Subsidiaries.
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                                                                               3


        "Material Adverse Effect"       Shall mean any effect  which  gives rise
                                        to or is reasonably likely to give rise to a material adverse effect on the assets or financial conditions of the Company or the Subsidiaries.

        "Material Contracts"            Shall  mean  existing  contracts  of the
                                        Company or the Subsidiaries having an annual turnover or value excluding VAT exceeding 50,000 Euro.

        "Parties"                       Shall mean the Seller and the Buyer when
                                        referred to jointly in this Agreement.

        "Party"                         Shall mean the Seller or the Buyer.

        "Seller" Shall have the meaning set out in the introductory paragraph hereof.

        "Seller's Knowledge"            Shall mean the actual  knowledge  of the
                                        Key Employees of Seller.

        "Shares" Shall mean the 50,000 ordinary shares nominal value DKK 1 per share equal to 20% of the total shares in the Company, to be sold by the Seller to the Buyer pursuant to this Agreement.

        "Subsidiaries"                  Shall mean all the  companies  mentioned
                                        in exhibit 1.

        "Taxes" Shall mean all income tax, value added tax and any other taxes by any tax authority including all penalties and interest.

        "Third Party Claim"             Shall  mean any  claim by a third  party
                                        (including tax and other authorities) against the Company.

        "Warranties"                    Shall  mean  the  warranties  set out in
                                        Section 4 below.
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                                                                               4


2.      TRANSFER OF SHARES

2.1 The Shares, including all dividend rights thereto, shall, on the Closing Date subject to the conditions set forth in this Agreement be transferred with effect as of the date of signature on this Agreement to the Buyer, free and clear from any security interest, mortgage, charge, pledge, lien, option, or encumbrance of any kind.

3.      PURCHASE AND SALE

3.1 Upon the terms and subject to the conditions set forth herein, and in reliance upon the representations, warranties, covenants and undertakings made herein by each Party hereto to the other Party hereto, on the Closing Date Seller shall sell the Shares, and the Buyer shall purchase the Shares on the terms and conditions set out in this Agreement.

4.      REPRESENTATIONS AND WARRANTIES OF THE SELLERS

4.1 The Seller hereby makes the following representations and warranties, each of which are made as of the date hereof.

4.1.1   EXISTENCE

        The Company and the Subsidiaries are duly organised and validly existing under the laws of the jurisdiction of their incorporation and have full corporate power to carry on their business as conducted. All of the Company's subsidiaries are as stated in EXHIBIT 1.

4.1.2   CORPORATE RECORDS AND DOCUMENTATION

        The corporate documentation of the Company, including, without limitation, share registers, minutes of the board of directors' meetings and shareholders' meetings, exists and is safely kept by the Company or its designated agents.

4.1.3   TITLE AND AUTHORITY TO TRANSFER THE SHARES; CAPITALISATION

        (a) The Seller has full ownership to the Shares and has full power, capacity and authority to sell and transfer such Shares and to perform all other undertakings set forth in this Agreement, including, but not limited to, the approval of the Board of Directors of the Company or any similar organ of the Company. The Shares are fully transferable to the Buyer and are free and clear of all restrictions on the ability to vote on the Shares. The

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                                       5


            Shares are not subject to claims,  options, liens, charges and other
            encumbrances   of  any  kind.  The  Shares   represent  20%  of  the
            outstanding equity capital of the Company.

        (b) The Shares have been duly authorised, legally and validly issued and fully paid in to the Company.

        (c) The Seller has the full corporate power, to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution of this Agreement, the consummation of the transactions contemplated herein and the fulfilment of the terms hereof, will not result in a breach of any judgement, decree or order of any court or governmental body, any applicable law or the articles of association applicable to the Seller.

4.1.4   THE ACCOUNTS

        (a) The Takeover Accounts have been delivered to Buyer and Buyer has read, and is familiar with, such Takeover Accounts.

        (b) Any debt receivable mentioned in the Takeover Accounts will be paid when due.

4.1.5   DIVIDENDS, ETC.

        The Company has not from the date of incorporation decided, declared or paid any dividends or made any other distributions of its profits or assets to its shareholders. Neither the Company nor the Subsidiaries have received any conditional shareholders' contribution.

4.1.6   TITLE TO ASSETS AND PROPERTIES

        The Company or the Subsidiaries have title to all of the personal and real property and other assets recorded in EXHIBIT 1, except for such assets which are leased and assets sold, disposed of.

4.1.7   LEASEHOLD PROPERTIES

        The Company or the Subsidiaries has not leased real property of any kind.

4.1.8   CONTRACTS

        (a) To the Seller's Knowledge all contracts are part of the ordinary course of business.
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                                                                               6


        (b) The Company or the Subsidiaries have not received or given notice of termination of any Material Contract.

        (c) No party to any Material Contract has, to Seller's Knowledge, the right to terminate or modify its obligations as a result of the transactions contemplated herein.

        (d) To Seller's Knowledge, the Company is not in default under any Material Contract, which default has a Material Adverse Effect.

4.1.9   INTELLECTUAL PROPERTY RIGHTS

        (a) All Intellectual Property Rights which are used in, or are necessary for, the business of the Company, whether registered or not, are owned by or licensed to the Company or the Subsidiaries, and the Intellectual Property will not be affected in any way by the transfer of ownership pursuant to this Agreement.

        (b) Ownership to all Intellectual Property Rights contributed to the Company or the Subsidiaries in connection with their formation or included in the Takeover Accounts have been transferred free of any charges or encumbrances, and no license payments or other payments are or may in the future become due to the persons or companies contributing such Intellectual Property Rights.

        (c) The Company and the Subsidiaries have not, to Seller's Knowledge, been given any notice of an infringement by any third party of any Intellectual Property owned by or licensed to the Company.

        (d) The registrations of all registered Intellectual Property are, to Seller's Knowledge, in force and the renewal fees for all such registrations have been and will be paid.

        (e) There has not, to Sellers Knowledge, been presented to the Company or the Subsidiaries any Claim, whether for infringement, damages or otherwise, by any third party which relates to the use of
            Intellectual   Property   or   know-how   by  the   Company  or  the
            Subsidiaries.

        (f) To Sellers  Knowledge,  the Company and the  Subsidiaries are not in
            breach  of  any   license  or  other   agreement   relating  to  the
            Intellectual Property or know-how.
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                                                                               7


4.1.10  LICENSES

        All material licenses, permits and authorizations necessary for the Company and the Subsidiaries to carry on their business as conducted are in full force and effect, and there are not currently existing material violations of any such licenses, permits and authorisations or any pending action or other proceeding which seeks the revocation of any such existing licenses, permits or authorisations. True copies of any such material licenses, permits and authorizations have been provided to Buyer.

4.1.11  ENVIRONMENTAL MATTERS

        (a) The Company and the Subsidiaries comply in all material respects with all relevant environmental laws and environmental licenses and all environmental licenses are valid and subsisting and the Company and the Subsidiaries have not received any notice that any such environmental license is being revoked, suspended, amended, varied, withdrawn or not renewed.

        (b) No proceedings have been issued or are outstanding against the Company or the Subsidiaries in respect of any breach of any legislation concerning the environment.

4.1.12  EMPLOYMENT AND PENSION AGREEMENTS

        (a) No employee has announced his or her termination of his or her position or employment with the Company or the Subsidiaries.

        (b) There are no deferred compensation agreements, pensions, profit sharing, severance pay or retirement plans in force with respect to any of the employees or former employees.

        (c) The Seller has not received notice, which notice remains current, for any claim that it has not complied with any employment, labour or related laws.

        (d) There is no pending or current and, to Sellers Knowledge, no threatened (i) claims or labour litigation in respect of the Company or the Subsidiaries; and (ii) strike or any other material labour dispute involving the employees.
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4.1.13  POWERS OF ATTORNEY

        Only employees of the Company and the Subsidiaries having appropriate position within the Company or the Subsidiaries are authorised to sign for the Company or the Subsidiaries and to operate bank accounts.

4.1.14  CLAIMS; LITIGATION

        The Company and the Subsidiaries has not been served with any summons or notice to arbitrate. There is, to Sellers Knowledge, no action or other proceedings pending or threatened by the Company or the Subsidiaries against any other person or entity regarding any Material Contracts.

4.1.15  ORDINARY COURSE OF BUSINESS

        Up to the date of this agreement, the Company or the Subsidiaries have neither taken nor shall take any action or measure which is outside the ordinary course of business and which will have a Material Adverse Effect, unless the action or measure is directly related to the transactions contemplated herein.

4.2     TAX WARRANTIES

        (a) The Company and the Subsidiaries fulfil all requirements for a VAT registration with effect as of the date of incorporation of the Company.

        (b) The Company and the Subsidiaries have duly filed with the appropriate tax authorities all tax returns and reports in respect of any and all Taxes required to be duly filed with such tax authorities. The Company and the Subsidiaries have paid to the appropriate tax authorities all Taxes required to be paid to them according to filed tax returns or according to orders to pay issued by tax authorities. The Company and the Subsidiaries are not in breach or in default in respect of any Taxes.

        (c) There are no tax audits currently pending against the Company or the Subsidiaries.

        (d) All  Taxes  required  to  have  been  paid  by the  Company  and the
            Subsidiaries have been paid in due time. The Company and the Subsidiaries have not been given or has been granted by any tax authority any waiver or extension of any period of limitation governing the time of assessment or collection of any Taxes.
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5.      COVENANTS OF THE SELLER

5.1     NO CLAIMS

        The Seller confirms that no party may claim any fees or salaries against the Company or the Buyer in relation to the transactions contemplated herein.

5.2     OPERATION OF THE BUSINESS OF THE COMPANY

        From and after the date hereof until the Closing Date, the Seller shall cause the Company to:

        (a) operate its business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, to (i) preserve the present business organization intact, (ii) use its best efforts to keep available the services of its present officers and significant employees, and (iii) use its best efforts to preserve the present business relationships with customers, suppliers, and others having business dealings with the Company;

        (b) maintain its books, records and accounts in the usual, regular and ordinary manner on a basis consistent with prior periods;

        (c) perform all of its material obligations without material default;

        (d) neither (i) merge with or into, consolidate or otherwise combine with, or acquire all or substantially all of the stock or assets of, any other entity; nor (ii) sell, lease or otherwise transfer any significant part of its assets other than in the ordinary course of business consistent with past practice;

        (e) neither (i) change the number of shares of capital stock or other equity securities issued and outstanding nor (ii) grant any option, warrant, or other right to purchase or to convert any obligation into shares of stock; and

        (f) neither declare, pay or make any dividend or other distribution or payment in respect of the outstanding shares of capital stock of the Company, nor purchase, redeem or otherwise acquire any shares of capital stock of the Company.

6.      PURCHASE PRICE

6.1     AMOUNT
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                                                                              10


        The total purchase price for the Shares is 530.000 ordinary shares nominal value DKK 7.50 per share in EuroTrust A/S.

        Shares will be newly issued shares and buyer is committed to register the Shares in Vaerdipapircentralen (VP) upon completion.

6.2     SETTLEMENT

        The purchase price shall be paid on the Closing Date.

7.      BREACH OF CONTRACT

        The Purchase price of 530.000 shares in EuroTrust A/S is based upon The Valuation Report, Exhibit 2.

        The Buyer has been presented with all necessary information and can therefore not claim any compensation regarding the purchase price, unless seller deliberately have withheld or misrepresented material information. The Buyer and its subsidiary, Aktiv Gruppen Holding A/S already owns 50% of The Company, and has full access to all informations regarding The Company.

        The Seller has had access to all public information about Buyer, especially all fillings made by Buyer with United States Securities and Exchange Commission ("SEC").

8.      CONDITIONS

        The Purchase is conditioned to the following:

        1. Buyer shall acquire an additional 400,000 shares in AGH Nordan Invest A/S and thereby 50% of AGH Nordan Invest A/S.

        2.  Approval of this transaction by a shareholders meeting of Buyer

        3.  Sellers shall receive approval of tax-free transfer of shares

        4. Registration in Vaerdipapircentralen (VP) of shares of Buyer to be issued to Seller

If conditions are not met by July 31, 2006 each party can terminate this agreement on 10 days prior written notice.
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                                                                              11


9.      FINAL CLOSING

        When the conditions in Clause 8 are fulfilled the Seller shall transfer the Shares to the Buyer free of charge.

        When the  conditions in Clause 8 are fulfilled the Buyer shall  transfer
        the  new  shares  in   EuroTrust   A/S,   registered   in  Erhvervs-  og
        Selskabsstyrelsen, to the Seller's VP account free of charge.

10.     CONFIDENTIALITY

        The parties agree to maintain in confidence all Confidential Information. In this regard the parties agree to disclose Confidential Information only to those of their directors, managers employees, attorneys, accountants and agents who are directly concerned with the use of said information, and the parties shall take all necessary and reasonable precautions to prevent such information from being disclosed or made public to any unauthorised person, forum or company. Upon disclosing Confidential Information to its directors, managers, employees, attorneys, accountants and agents the parties shall advice such persons of the confidential nature thereof and shall take all necessary and reasonable precautions to prevent the unauthorised disclosure of such information by persons.

        The aforementioned obligations shall not apply to the extent that the receiving party can show that the Confidential Information:

        a) is or becomes generally available to the public otherwise than by reason of breach by the receiving party of the provisions of this Agreement;

        b) is known to the receiving party and is at its free disposal (having been generated independently by the receiving party or a third party in circumstances where it has not been derived directly or indirectly from the disclosing party), provided that evidence of such knowledge is furnished by the receiving party to the disclosing party within 5 days of receipt of demand for such proof;

        c) is subsequently disclosed to the receiving party without obligation of confidence by a third party owing no such obligations to the disclosing party in respect of that information;
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                                                                              12


        d) is required by law to be disclosed; it being understood and acknowledged by Seller that Buyer shall be required to disclose this Agreement and certain financial and other information about the Company in connection with (i) ADRs of Buyer continuing to be listed on the Nasdaq Small Cap Market and (ii) certain requirements of the SEC.

11.     COSTS

        Each of the Parties shall bear all the fees and costs of auditors, bankers or financial, legal or other advisers retained by them in connection with the preparation for or consummation of the transaction contemplated hereunder, and no such fees or costs will be charged to the Company.

12.     ASSIGNMENT

12.1 This Agreement, and the rights resulting there from, shall not be assignable by any of the Parties without the prior written consent of the other Party.

13.     ENTIRE AGREEMENT

        This Agreement represents the entire understanding and agreement between the Buyer and the Seller relating to the subject matter hereof and supersedes any and all prior negotiations and understandings, whether written or oral, relating to the subject matter hereof.

14.     AMENDMENTS AND WAIVERS

14.1 No amendment to this Agreement or waiver of any of its provisions shall be effective unless signed by the Buyer and the Sellers.

15.     GOVERNING LAW AND DISPUTES

15.1 This Agreement shall be governed by and construed in accordance with the laws of Denmark excluding its conflict of laws provisions.

        Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in

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                                                                              13


        accordance with the rules of Det danske Voldgiftsinstitut (Danish Arbitration). Arbitration proceedings shall be in Danish although documents may be produced and witnesses heard in English or Danish without translations. The arbitration tribunal shall consist of three arbitrators, all of which shall be appointed by the Institute. The place of arbitration shall be Copenhagen, Denmark.

16.     SEPARABILITY

        Any term or provision of the Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. In the event of any invalidity or unenforceability, the Parties shall agree on modifying such term or provisions to the extent necessary to most closely achieve the meaning of the original term or provision.

                                    - o 0 o -

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed the day and year first above written in two original copies, one being retained by the Buyer, and one by the Representative on behalf of the Seller.


For and on behalf of


The Seller:                             The Buyer:
Kristiansand, april 25, 2006            Soborg, april 25, 2006

Sorprosjekt Holding AS:                 EuroTrust A/S



...............................          ...............................



EXHIBITS:

Exhibit 1  AGH Nordan Invest A/S and subsidiaries
Exhibit 2  Valuation report